As filed with the Securities and Exchange Commission on April 17, 2019

Registration No. 333-215029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT NO. 333-215029

UNDER

THE SECURITIES ACT OF 1933

BELMOND LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

98-0223493

(I.R.S. Employer Identification Number)

22 Victoria Street

Hamilton HM 12, Bermuda

(441) 295-2244

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Richard M. Levine

Belmond USA Inc.

441 Lexington Avenue

New York, NY 10017

(212) 302-5055

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Craig A. Roeder

Thomas Hughes

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

(312) 861-8000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-215029) (the “Registration Statement”) is being filed by Belmond Ltd., an exempted company incorporated in Bermuda (the “Registrant”), to withdraw and remove from registration any and all securities of the Registrant that remain unissued and/or unsold under the Registration Statement.

On December 13, 2018, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), Palladio Overseas Holding Limited (“Holding”), and Fenice Ltd. (“Merger Sub”). Pursuant to the terms of the Merger Agreement, on April 17, 2019, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Holding and an indirect subsidiary of LVMH.

As a result of the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statement that remain unissued and/or unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York on this 17th day of April, 2019.

BELMOND LTD.

By:	/s/ Richard M. Levine
	Name:	Richard M. Levine
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.